Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Fourth Quarter and Fiscal Year Ended March 31, 2020 and Announces Total Dividends of $0.51 Per Share for the Quarter Ended September 30, 2020
CSWC Reports Pre-Tax Net Investment Income of $0.40 Per Share for the Quarter Ended March 31, 2020
Dallas, Texas – June 1, 2020 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the fourth fiscal quarter and fiscal year ended March 31, 2020.
Fourth Quarter Fiscal Year 2020 Financial Highlights

•	Total Investment Portfolio: $553.1 million

◦	Credit Portfolio of $474.3 million:

▪	90% 1st Lien Secured Debt

▪	$38.1 million in new committed credit investments

▪	Weighted Average Yield on Debt Investments: 10.5%

▪	Four Upper Middle Market 1st Lien Senior Secured Debt investments currently on non-accrual with a fair value of $18.2 million, representing 3.3% of the total investment portfolio

◦	Equity Portfolio of $39.0 million, excluding investment in I-45 Senior Loan Fund ("I-45 SLF")

◦	CSWC Investment in I-45 SLF of $39.8 million

▪	I-45 SLF portfolio of $170.9 million

▪	Portfolio consists of 43 issuers: 97% 1st Lien Debt and 3% 2nd Lien Debt

▪	I-45 SLF paid a $2.1 million quarterly dividend to CSWC, an annualized yield of 21.4%

•	Pre-Tax Net Investment Income: $7.4 million, or $0.40 per weighted average diluted share

•	Dividends: Paid $0.41 per share in a Regular Dividend, plus $0.10 per share in a Supplemental Dividend

◦	105.0% LTM Pre-Tax NII Regular Dividend Coverage

◦	Total Dividends for the quarter of $0.51 per share

•	Net Realized and Unrealized Portfolio Depreciation: $31.9 million

◦	$24.5 million of net depreciation related to the upper middle market portfolio, including I-45 SLF

◦	$7.4 million of net depreciation related to the lower middle market portfolio

•	Balance Sheet:

◦	Cash and Cash Equivalents: $13.7 million

◦	Total Net Assets: $272.2 million

◦	Net Asset Value (“NAV”) per Share: $15.13

Fiscal Year 2020 Financial Highlights

•	Total Investment Portfolio: Increased by $29.0 million (Fair Value), from $524.1 million to $553.1 million, representing 6% growth, during the year

◦	Credit Portfolio increased by $106.6 million

•	Sale of Media Recovery, Inc.: Completed successful exit of Media Recovery, resulting in net proceeds of $48.4 million and an IRR of 11.8%

•
Pre-Tax Net Investment Income: $30.3 million for the fiscal year, or $1.68 per weighted average diluted share versus $1.48 per weighted average diluted share in the previous fiscal year, representing 14% growth

•	Dividends: Declared and Paid Total Dividends of $2.75 per share versus $2.27 in the prior fiscal year, representing 21% growth

◦	$1.60 per share in regular dividends

◦	$1.15 per share in supplemental and special dividends

◦	UTI Balance at the end of the fiscal year ended March 31, 2020 was $1.44 per share

In commenting on the Company's results, Bowen Diehl, President and Chief Executive Officer, stated, “The unprecedented effects of the COVID-19 pandemic and associated shelter-in-place directives began during the March quarter and continued into the June quarter, creating instability and uncertainty in the market and largely halting the US economy. That said, we are encouraged by the signs that the economy is opening back up. We are pleased to report that our team is healthy and has been working remotely since mid-March with almost no disruption to our operations. Some key decisions we made over the past two years have prepared us well for the current environment. First, we reduced equity exposure in our portfolio through the sale of Media Recovery. Second, we have been consistent since the launch of our credit strategy in our focus on first lien senior secured debt and today have a credit portfolio that is 90% first lien senior secured. We have conservatively managed our capital structure by being diligent to raise unsecured debt and sell equity through our ATM program in lockstep with being able to put the capital to work and today have 50% of our debt capital sourced from the unsecured bond markets with the earliest maturity in December 2022. In addition, during the quarter, we enhanced our liquidity profile by increasing our bank borrowing capacity by $30 million, growing total commitments to $325 million. Finally, over the past two years we have negotiated for higher LIBOR floors on our loans such that today we have a robust weighted average LIBOR floor across our loan portfolio of 1.4%. While we have several credits in the portfolio that have experienced declining performance this quarter, as evidenced by the 9.6% decrease in our net asset value per share, we believe that the majority of the unrealized depreciation is a result of mark to market volatility and temporary operational issues associated with the aftermath of COVID-19. We believe our flexible capital structure and significant liquidity position allows us to fully support our existing portfolio companies, where needed, while continuing to seek new investment opportunities on a highly selective basis. As a further demonstration of our confidence and shareholder alignment, our directors and officers purchased approximately 107,000 shares of CSWC stock during the quarter, bringing the group’s total ownership in Capital Southwest to approximately 10% of the outstanding common stock. In addition, we are pleased that the board declared $0.51 per share in total dividends for the September 2020 quarter as a further demonstration of our confidence in the earnings power of our asset base and the flexibility of our capital structure. In summary, we believe that our conservative underwriting and proactive strategic planning prior to the pandemic have prepared us to weather the impacts from COVID-19 and thrive in the long term.”

Fourth Quarter Fiscal Year 2020 Investment Activities
During the quarter ended March 31, 2020, the Company originated three new investments and three follow-on investments totaling $38.1 million in commitments. New investment transactions that occurred during the quarter ended March 31, 2020 are summarized as follows:
ESCP DTFS, Inc., $10.7 million 1st Lien Senior Secured Debt, $5.25 million Delayed Draw Term Loan: ESCP provides mechanical services to maintain asset integrity within the downstream, industrial, midstream and power sectors.
USA DeBusk LLC, $8.0 million 1st Lien Senior Secured Debt: USA DeBusk is an industrial services company focused on providing specialty and traditional industrial cleaning and mechanical services.
GS Operating LLC (d/b/a Gexpro), $8.0 million 1st Lien Senior Secured Debt: GS Operating is a provider of customized supply chain solutions.
During the quarter ended March 31, 2020, the Company received full prepayment on one Upper Middle Market investment totaling $12.6 million.
Digital River: Proceeds of $12.6 million, generating an IRR of 8.3%.

Fourth Quarter Fiscal Year 2020 Operating Results
For the quarter ended March 31, 2020, Capital Southwest reported total investment income of $15.0 million, compared to $16.0 million in the prior quarter. The decrease in total investment income was attributable to the one-time transaction fee and final dividend received in connection with the sale of Media Recovery, Inc. in the prior quarter and a decrease in the weighted average yield on debt investments due to lower LIBOR, partially offset by an increase in average debt investments outstanding.
For the quarter ended March 31, 2020, total operating expenses (excluding interest expense) were $3.5 million as compared to $4.0 million in the prior quarter. The decrease was primarily related to a decrease in the cash compensation accrual in the current quarter.
For the quarter ended March 31, 2020, interest expense was $4.2 million as compared to the $4.1 million in the prior quarter. The increase was due to an increase in the average outstanding debt on the credit facility partially offset by a decrease in the weighted average interest rate due to lower LIBOR.
For the quarter ended March 31, 2020, total pre-tax net investment income was $7.4 million, compared to $7.9 million in the prior quarter.
For the quarter ended March 31, 2020, there was tax expense of $0.4 million, compared to $0.8 million in the prior quarter. The decrease was due to a larger than normal excise tax accrual in the prior quarter, driven by the undistributed taxable income balance at the 2019 tax year end.
During the quarter ended March 31, 2020, Capital Southwest recorded total net realized and unrealized losses on investments of $31.9 million, compared to total net realized and unrealized losses on investments of $13.9 million in the prior quarter. For the quarter ended March 31, 2020, this included total net realized losses on investments of $0.1 million and net unrealized depreciation on investments of $31.8 million. The net decrease in net assets resulting from operations was $25.0 million for the quarter, compared to $6.8 million in the prior quarter.

The Company’s NAV per share at March 31, 2020 was $15.13, as compared to $16.74 at December 31, 2019. The decrease in NAV per share from the prior quarter is primarily due to net unrealized depreciation on the investment portfolio.

Fiscal Year 2020 Operating Results
For the year ended March 31, 2020, Capital Southwest reported total investment income of $62.0 million, compared to $51.9 million in the prior year. The increase in investment income was attributable primarily to an increase in average debt investments outstanding offset by a decrease in the weighted average yield on debt investments.
For the year ended March 31, 2020, total operating expenses (excluding interest expense) were $15.9 million, compared to $14.9 million in the prior year.  The increase in operating expenses was primarily due to the write off of deferred offering costs of approximately $0.5 million as well as an increase in audit and legal fees related to maintaining the Equity ATM Program (as described below).
For the year ended March 31, 2020, there was interest expense of $15.8 million, compared to $12.2 million in the prior year. The increase in interest expense during the year was due to increased average debt outstanding on our senior secured credit facility (the "Credit Facility"), as well as the addition of the 5.375% Notes due 2024 (the "October 2024 Notes") outstanding.
For the year ended March 31, 2020, total pre-tax net investment income was $30.3 million, compared to $24.8 million in the prior year.
For the year ended March 31, 2020, there was tax expense of $2.1 million recorded, compared to $1.0 million in the prior year. The increase in tax expense versus the prior year was due primarily to an increase in excise tax, an increase in taxable income due to the use of the net operating loss in the prior tax year, and a gain on the exit of an investment held in the Company's taxable subsidiary.
During the year ended March 31, 2020, Capital Southwest recorded total net realized gains on investments of $42.2 million and net unrealized depreciation on investments of $92.8 million, of which $49.2 million was the reversal of net unrealized appreciation recognized in prior periods due to realized gains noted above.  The net decrease in net assets resulting from operations was $22.4 million for the year, compared to the net increase in net assets resulting from operations of $33.1 million in the prior year.

The Company’s NAV per share at March 31, 2020 was $15.13, as compared to $18.62 at March 31, 2019.  The decrease in NAV per share from the prior year was primarily due to $0.40 per share in supplemental dividends and $0.75 per share in a special dividend paid during the year, taxes incurred in connection with the deemed distribution of our retained capital gains, and net unrealized depreciation on investments.

Liquidity and Capital Resources
At March 31, 2020, Capital Southwest had approximately $13.7 million in unrestricted cash and money market balances, $154.0 million of total debt outstanding on the Credit Facility, $75.8 million, net of unamortized debt issuance costs, of the December 2022 Notes outstanding and $73.5 million, net of unamortized debt issuance costs, of the October 2024 Notes outstanding. As of March 31, 2020, Capital Southwest had $167.6 million in available borrowings under the Credit Facility. The debt to equity ratio at the end of the quarter was 1.11 to 1.

In September 2019, the Company issued $65.0 million in aggregate principal amount of 5.375% Notes due 2024 (the “Existing October 2024 Notes”). On October 8, 2019, the Company issued an additional $10.0 million in aggregate principal amount of the October 2024 Notes (the "Additional October 2024 Notes" together with the Existing October 2024 Notes, the "October 2024 Notes"). The total net proceeds from the offering of the October 2024 Notes was $73.5 million, before offering expenses payable by us. The October 2024 Notes mature on October 1, 2024 and may be redeemed in whole or in part at any time prior to July 1, 2024, at par plus a “make-whole” premium, and thereafter at par. The October 2024 Notes bear interest at a rate of 5.375% per year, payable semi-annually on April 1 and October 1 of each year, beginning on April 1, 2020.
In December 2018, the Company entered into the Amended and Restated Senior Secured Revolving Credit Agreement (the "Amended and Restated Agreement"), and a related Amended and Restated Guarantee, Pledge and Security Agreement, to amend and restate its Senior Secured Revolving Credit Facility (the "Credit Facility"). On May 23, 2019, CSWC entered into an Incremental Assumption Agreement, which increased the total commitments under the accordion feature of the Credit Facility by $25 million, increasing total commitments from $270 million to $295 million. On March 19, 2020, CSWC entered into an Incremental Assumption Agreement, which increased the total commitments under the accordion feature of the Credit Facility by $30 million, increasing total commitments from $295 million to $325 million.
On March 4, 2019, the Company established an "at-the-market" offering (the "Equity ATM Program") which the Company may offer and sell, from time to time through sales agents, shares of its common stock having an aggregate offering price of up to $50,000,000. On February 4, 2020, the Company (i) increased the maximum amount of shares of its common stock to be sold through the Equity ATM Program to $100,000,000 from $50,000,000 and (ii) added two additional sales agents to the Equity ATM Program. During the quarter ended March 31, 2020, the Company sold 181,500 shares of its common stock under the Equity ATM program at a weighted-average price of $20.61 per share, raising $3.7 million of gross proceeds. During the year ended March 31, 2020, the Company sold 1,231,432 shares of its common stock under the Equity ATM Program at a weighted-average price of $21.71 per share, raising $26.7 million of gross proceeds. Net proceeds were $26.2 million after commissions to the sales agents on shares sold. Cumulative to date, the Company has sold 1,495,088 shares of its common stock under the Equity ATM Program at a weighted-average price of $21.67, raising $32.4 million of gross proceeds. Net proceeds were $31.7 million after commissions to the sales agents on shares sold.
Additionally, I-45 SLF has total commitments outstanding of $165 million from a group of four bank lenders in its Deutsche Bank led credit facility, which is scheduled to mature in July 2022. As of March 31, 2020, I-45 SLF had $125 million in borrowings outstanding under its credit facility. Subsequent to the quarter ended March 31, 2020, I-45 reduced its credit facility commitments to $150 million through an optional prepayment.
Share Repurchase Program
On January 25, 2016, Capital Southwest announced that its Board of Directors (the "Board") authorized the repurchase of up to $10 million of its common stock at prices below the Company’s NAV per share as reported in its most recent financial statements. The Board authorized the share repurchase program because it believes that the Company’s common stock may be undervalued from time to time due to market volatility.
During the year ended March 31, 2020, the Company repurchased 794,180 shares of common stock at an average price of $11.57 per share, including commissions paid. All of the share buyback activity for the fiscal year occurred during the quarter ended March 31, 2020. Cumulative to date, the Company has repurchased a total of 840,543 shares at an average price of $11.85 per share, including commissions paid. The Company currently has up to an additional $43 thousand available for repurchases under the program.

Declared Dividend of $0.51 Per Share for Quarter Ended September 30, 2020
On May 28, 2020, the Board declared a total dividend of $0.51 per share for the quarter ended September 30, 2020, comprised of a regular dividend of $0.41 per share and a supplemental dividend of $0.10 per share.
The Company's dividend will be payable as follows:

September 30, 2020 Dividend

Amount Per Share: $0.51
Ex-Dividend Date: September 14, 2020
Record Date: September 15, 2020
Payment Date: September 30, 2020

When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.
Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

Annual Meeting of Shareholders

The 2020 Annual Meeting of Shareholders of Capital Southwest Corporation will be held at the Hilton Dallas Lincoln Centre located at 5410 LBJ Freeway, Dallas, Texas 75240 on Wednesday, July 29, 2020, at 9:00 a.m. (Central Time) for shareholders of record as of the close of business on June 1, 2020.

Fourth Quarter 2020 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Tuesday, June 2, 2020, at 11:00 a.m. Eastern Time to discuss the fourth quarter 2020 financial results. You may access the call by dialing (866) 502-8274 and using the Conference ID 2096883 at least 10 minutes before the call. The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/2hoxzf25.
A telephonic replay will be available through June 9, 2020 by dialing (855) 859-2056 and using the Conference ID 2096883. An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2020 to be filed with the Securities and Exchange Commission and Capital Southwest’s Fourth Fiscal Quarter 2020 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $272 million in net assets as of March 31, 2020. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $25 million investments across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests; changes in the financial and lending markets; regulatory changes; tax treatment and general economic and business conditions; and uncertainties associated with the impact from the COVID-19 pandemic, including its impact on the global and U.S. capital markets and the global and U.S. economy, the length and duration of the COVID-19 outbreak in the United States as well as worldwide and the magnitude of the economic impact of that outbreak; the effect of the COVID-19 pandemic on our business prospects and the operational and financial performance of our portfolio companies, including our ability and their ability to achieve their respective objectives, and the effects of the disruptions caused by the COVID-19 pandemic on our ability to continue to effectively manage our business.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2020 and subsequent filings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.
Investor Relations Contact:
Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	March 31,	March 31,
	2020	2019
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $436,463 and $305,596, respectively)	$421,280	$304,663
Affiliate investments (Cost: $94,724 and $79,277, respectively)	92,032	80,905
Control investments (Cost: $68,000 and $93,182, respectively)	39,760	138,503
Total investments (Cost: $599,187 and $478,055, respectively)	553,072	524,071
Cash and cash equivalents	13,744	9,924
Receivables:
Dividends and interest	10,389	9,252
Escrow	1,643	370
Other	51	1,244
Income tax receivable	147	183
Deferred tax asset	1,402	1,807
Debt issuance costs (net of accumulated amortization of $2,720 and $1,814, respectively)	2,980	3,364
Other assets	1,531	1,628
Total assets	$584,959	$551,843

Liabilities
December 2022 Notes (Par value: $77,136 and $77,136, respectively)	$75,812	$75,099
October 2024 Notes (Par value: $75,000 and $0, respectively)	73,484	—
Credit facility	154,000	141,000
Other liabilities	4,883	6,516
Accrued restoration plan liability	3,082	3,073
Income tax payable	513	192
Deferred income taxes	963	—
Total liabilities	312,737	225,880

Commitments and contingencies (Note 11)

Net Assets
Common stock, $0.25 par value: authorized, 40,000,000 shares at March 31, 2020 and 25,000,000 at March 31, 2019; issued, 20,337,610 shares at March 31, 2020 and 19,842,528 shares at March 31, 2019	5,085	4,961
Additional paid-in capital	310,846	281,205
Total distributable earnings	(19,772)	63,734
Treasury stock - at cost, 2,339,512 shares	(23,937)	(23,937)
Total net assets	272,222	325,963
Total liabilities and net assets	$584,959	$551,843
Net asset value per share (17,998,098 shares outstanding at March 31, 2020 and 17,503,016 shares outstanding at March 31, 2019)	$15.13	$18.62

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Years Ended March 31,
	2020	2019	2018
Investment income:
Interest income:
Non-control/Non-affiliate investments	$38,094	$28,716	$18,257
Affiliate investments	8,559	7,143	3,513
Control investments	265	1,406	82
Dividend income:
Non-control/Non-affiliate investments	166	197	—
Affiliate investments	141	82	127
Control investments	12,136	12,648	12,254
Interest income from cash and cash equivalents	73	36	21
Fees and other income	2,605	1,653	872
Total investment income	62,039	51,881	35,126
Operating expenses:
Compensation	7,310	7,715	7,013
Spin-off compensation plan	—	—	517
Share-based compensation	2,853	2,271	1,708
Interest	15,836	12,178	4,875
Professional fees	2,029	1,737	1,580
Net pension expense	143	159	164
General and administrative	3,574	3,063	2,841
Total operating expenses	31,745	27,123	18,698
Income before taxes	30,294	24,758	16,428
Income tax expense	2,062	1,048	195
Net investment income	$28,232	$23,710	$16,233

Net realized gain
Non-control/Non-affiliate investments	$1,335	$2,124	$1,492
Affiliate investments	57	77	90
Control investments	44,300	18,653	—
Taxes on deemed distribution of long-term capital gains	(3,461)	—	—
Total net realized gain on investments before income tax	42,231	20,854	1,582

Change in unrealized (depreciation) appreciation of investments
Non-control/Non-affiliate investments	(14,250)	(934)	(4,325)
Affiliate investments	(4,320)	1,109	337
Control investments	(73,561)	(11,859)	25,347
Income tax (provision) benefit	(683)	178	133
Total net change in unrealized (depreciation) appreciation of investments, net of tax	(92,814)	(11,506)	21,492

Net realized and unrealized (losses) gains on investments	$(50,583)	$9,348	$23,074

Net (decrease) increase in net assets from operations	$(22,351)	$33,058	$39,307

Pre-tax net investment income per share - basic and diluted	$1.68	$1.48	$1.02
Net investment income per share – basic and diluted	$1.57	$1.42	$1.01
Net (decrease) increase in net assets from operations – basic and diluted	$(1.24)	$1.98	$2.45
Weighted average shares outstanding – basic	17,999,836	16,727,254	16,073,642
Weighted average shares outstanding – diluted	17,999,836	16,734,369	16,138,541